BUSH & GERMAIN, P.C.
                          Certified Public Accountants
                                 901 Lodi Street
                            Syracuse, New York 132203
                                    ------
                              Phone: (315) 424-1145

June 28, 2000



To the Benefits Committee
Warwick Valley Telephone Company
  401K Plan
P.O. Box 592
Warwick, New York  10990

                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying statements of net assets available for benefits of the Warwick Valley Telephone Company 401(k) Plan as of December 31, 1999 and 1998 and the related statements of changes in net assets available for benefits for the periods ended December 31, 1999, December 31, 1998 and March 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the periods ended December 31, 1999, December 31, 1998 and March 31, 1998 in conformity with generally accepted accounting principals.



                                     /s/ BUSH & GERMAIN